UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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☐	Soliciting Material Pursuant to §240.14a-12

Cell Genesys, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 19, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Cell Genesys, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Tuesday, June 19, 2007 at 10:00 a.m., local time, at the Company’s offices at 500 Forbes Boulevard, South San Francisco, California 94080, for the following purposes:

1. To elect directors to serve until the next annual meeting of stockholders or until their successors are elected.

2. To amend the 2005 equity incentive plan to increase the number of shares reserved for issuance under the plan.

3. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice.

Only stockholders of record at the close of business on April 23, 2007 are entitled to notice of and to vote at the meeting and any adjournment thereof.

If you are a stockholder of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy card(s), or vote over the phone or Internet, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy anytime before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 1 of this Proxy Statement. Your vote is very important. I look forward to seeing you at the meeting.

Sincerely,

Sharon E. Tetlow
Secretary

South San Francisco, California
April 27, 2007

IMPORTANT:

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

CELL GENESYS, INC.
500 Forbes Boulevard
South San Francisco, CA 94080

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE
CORPORATE GOVERNANCE
PROPOSAL TWO
PROPOSAL THREE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
OTHER INFORMATION
REPORT OF THE AUDIT COMMITTEE
MEMBERS OF THE AUDIT COMMITTEE AS OF FISCAL YEAR 2006
OTHER MATTERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Cell Genesys, Inc., a Delaware corporation (“Cell Genesys” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, June 19, 2007 at 10:00 a.m., local time (the “Annual Meeting”), and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s offices at 500 Forbes Boulevard, South San Francisco, California 94080. The Company’s telephone number is (650) 266-3000.

The Company intends to mail these proxy solicitation materials and accompanying 2006 Annual Report on or about April 27, 2007, to all stockholders entitled to vote at the Annual Meeting.

Record Date

Holders of record of the Company’s common stock at the close of business on April 23, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 72,953,377 shares of the Company’s common stock were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or time than that of the previously submitted proxy or by attending the meeting and voting in person.

Voting and Solicitation

Every stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more candidates than the number of directors to be elected. However, no stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting, and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters, each share has one vote.

The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and employees, without additional compensation, personally or by telephone, facsimile or letter. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies from stockholders. Morrow & Co., Inc. will receive a solicitation fee of approximately $6,500 plus reimbursement of out-of-pocket expenses.

Quorum; Abstentions; Broker Non-Votes

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business. Shares that are voted “FOR,” “AGAINST” or “WITHHELD” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares cast by the common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (the “Votes Cast”).

A plurality of the votes duly cast is required for the election of directors. Thus, neither abstentions nor broker non-votes affect the election of directors, as only affirmative votes will affect the outcome of the election.

The Company intends to count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Thus, abstentions will have the same effect as a vote against the proposal.

Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Deadline for Receipt of Stockholder Proposals

Proposals for the Company’s 2008 Annual Meeting of Stockholders must be received by the Company no later than January 5, 2008 in order to be considered for inclusion in the proxy statement and form of proxy relating to the Company’s 2008 Annual Meeting of Stockholders.

The proxy holders for the Company’s 2008 Annual Meeting of Stockholders will have discretionary authority to vote as they see fit on any stockholder proposal at the meeting that is received by the Company after March 20, 2008. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, the proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such stockholder proposal or nomination.

The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the 2007 Annual Meeting that is not included in this Proxy Statement. The Company has not been notified by any stockholder of his or her intent to present a new stockholder proposal at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Nine directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nine nominees named below, all of whom are currently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the board of directors to fill the vacancy. The Company is not currently aware of any nominee who will be unable or decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting (if applicable) as will ensure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.

The names of and certain information regarding each nominee are set forth below.

Name	Age(1)	Position

Stephen A. Sherwin, M.D.	58	Chairman of the Board and Chief Executive Officer of the Company
David W. Carter	68	Retired Chief Executive Officer of Xenogen Corporation
Nancy M. Crowell	58	Retired Partner of Flagship Ventures
James M. Gower	58	Chairman of the Board and Chief Executive Officer of Rigel Pharmaceuticals, Inc.
John T. Potts, Jr., M.D.	74	Physician-in-Chief and Director of Research Emeritus, Massachusetts General Hospital; Jackson Distinguished Professor of Clinical Medicine, Harvard Medical School
Thomas E. Shenk, Ph.D.	60	Elkins Professor, Department of Molecular Biology, Princeton University
Eugene L. Step	77	Retired Executive Vice President and President, Pharmaceutical Division, Eli Lilly and Company
Inder M. Verma, Ph.D.	59	ACS Professor of Molecular Biology and Virology, The Salk Institute
Dennis L. Winger	59	Senior Vice President and Chief Financial Officer of Applera Corporation

(1)	As of February 12, 2007.

Dr. Sherwin, chairman of the board and chief executive officer, joined Cell Genesys in March 1990. Dr. Sherwin has served as chief executive officer since the Company’s inception, and in March 1994 he was elected to the additional position of chairman of the board of directors. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as vice president of clinical research. Prior to 1983, Dr. Sherwin was on the staff of the National Cancer Institute. Dr. Sherwin currently serves as the chairman of the board of Ceregene, Inc., a former subsidiary of Cell Genesys, which he co-founded in 2001. Dr. Sherwin was also a co-founder of Abgenix, Inc., a former subsidiary of Cell Genesys. He is also a director of Neurocrine Biosciences, Inc. and Rigel Pharmaceuticals, Inc. Dr. Sherwin, who also serves as a board member, chair of the emerging companies section and treasurer of the Biotechnology Industry Organization, holds a B.A. in biology from Yale University, an M.D. from Harvard Medical School and is board-certified in internal medicine and medical oncology.

Mr. Carter has served as a director of Cell Genesys since May 1997. Mr. Carter served as chairman of the board of directors and chief executive officer of Xenogen Corporation from November 1997 to August 2006. Mr. Carter has served as a director of Caliper Life Sciences, Inc. since its acquisition of Xenogen Corporation in August 2006. From 1991 to 1997, Mr. Carter served as president, chief executive officer and chairman of the board of directors of Somatix Therapy Corporation. Prior to 1991, he was president and chief operating officer of Northfield Laboratories. Mr. Carter also serves as a director of ImmunoGen, Inc. Mr. Carter served as director of Ceregene, Inc. from 2001 to 2004. Mr. Carter received a B.A. and an M.B.A. from Indiana University.

Ms. Crowell has served as a director of Cell Genesys since October 2000. From May 2000 until her retirement in December 2005, Ms. Crowell was a partner of Flagship Ventures. From 1989 to 1999, Ms. Crowell was a partner and managing director at Cowen & Company. Ms. Crowell founded and managed Cowen’s healthcare investment banking practice. Prior to that, Ms. Crowell held various investment banking and research positions at Robert Fleming, Dean Witter Reynolds, Merrill Lynch and Citibank International. She has been involved in key financings and strategic transactions for many companies in the biotechnology sector including Celera Genomics Corporation, Cephalon, Inc., Genzyme Corporation, Myriad Genetics, Inc., Vertex Pharmaceuticals, Inc. and Vical, Inc. Ms. Crowell is a director of Renovis, Inc. Ms. Crowell holds an M.B.A. from the Haas Graduate School of Business at the University of California, Berkeley and a B.A. from Wellesley College.

Mr. Gower has served as a director of Cell Genesys since July 1996. In 1996, Mr. Gower became chairman and chief executive officer of Rigel Pharmaceuticals, Inc. From 1992 to 1996, Mr. Gower served as president and chief executive officer of Tularik, Inc. From 1981 to 1990, he held several positions with Genentech, Inc., most recently as senior vice president responsible for sales, marketing, business development and product planning. From 1972 to 1981, Mr. Gower served in a variety of positions in sales and marketing at American Hospital Supply Corporation, most recently as vice president of marketing. Mr. Gower received a B.S. in operations research and an M.B.A. from the University of Tennessee.

Dr. Potts has served as a director of Cell Genesys since May 1997. His career spans more than 40 years of service in science and medicine. Dr. Potts is currently the Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School. After medical training at the University of Pennsylvania, he did his internship and residency at the Massachusetts General Hospital (MGH) from 1957 to 1959, then went to the National Institutes of Health (NIH) to work with Nobel laureate Christian Anfinsen in protein chemistry. Dr. Potts remained at the NIH from 1959 to 1968, when he returned to the MGH as chief of endocrinology. He served as chairman of the Department of Medicine and physician-in-chief from 1981 to 1996. In his role as director of research from 1995 to 2004, Dr. Potts was responsible for developing policies and strategies for preserving and strengthening the extensive scientific research effort at the MGH, an endeavor which he continues to the present. The author or co-author of more than 500 scientific publications, he is a member of the National Academy of Sciences, the Institute of Medicine, and the American Academy of Arts and Sciences. Dr. Potts is a director of ReceptorBase, Inc., Juniper Medical, and Cell Taxys, a founder of NuVios, Inc., and a member of the Scientific Advisory Boards of MPM Capital and HealthCare Ventures, as well as the Medical Advisory Board of Cell Genesys.

Dr. Shenk has served as a director of Cell Genesys since August 2001. Dr. Shenk has been Elkins Professor of Molecular Biology at Princeton University since 1984 and is a world-renowned expert in virology and gene therapy who brings over 20 years of experience in the biopharmaceutical field. Dr. Shenk is a member of the National Academy of Sciences, the Institute of Medicine, the American Academy of Arts and Sciences and the American Academy of Microbiology. He is a past president of the American Society for Virology and of the American Society for Microbiology, and has published more than 240 scientific papers in various journals. Dr. Shenk is also a member of the board of directors of Merck & Co., Inc. and CV Therapeutics, Inc. Dr. Shenk, who trained as a postdoctoral fellow in molecular biology at Stanford Medical Center, received his B.S. in biology from the University of Detroit and his Ph.D. in microbiology from Rutgers University.

Mr. Step has served as a director of Cell Genesys since February 1993. From 1973 until his retirement in 1992, Mr. Step served in various positions in senior management of Eli Lilly and Company, most recently as executive vice president, president of the pharmaceutical division and a member of the board of directors and its executive committee. Mr. Step is a past chairman of the board of the Pharmaceutical Manufacturers Association and a past president of the International Federation of Pharmaceutical Manufacturers Associations. Mr. Step served as a director of Ceregene, Inc. from 2001 to January 2007. Mr. Step holds a B.A. in economics from the University of Nebraska and an M.S. in finance and accounting from the University of Illinois.

Dr. Verma has served as a director of Cell Genesys since May 1997. Dr. Verma joined The Salk Institute in 1974 and is currently co-director of the Laboratory of Genetics. Currently, Dr. Verma is also an adjunct professor, department of biology, at the University of California, San Diego and has been a member of the faculty since 1979. Dr. Verma is also a member of the National Academy of Sciences and the Institute of Medicine and is past president of the American Society for Gene Therapy. Dr. Verma served as a director of Ceregene, Inc. from 2001 to 2004. Dr. Verma holds a degree in Biochemistry from the Lucknow University in India and a Ph.D. in Biochemistry from the Weizmann Institute in Rehovoth, Israel.

Mr. Winger has served as a director of Cell Genesys since January 2004. Mr. Winger currently serves as senior vice president and chief financial officer of Applera Corporation and was previously senior vice president of finance and administration and chief financial officer of Chiron Corporation. Prior to that, Mr. Winger held various senior financial management positions including chief financial officer at Cooper Companies, Inc. Mr. Winger is a director of Cephalon, Inc. Mr. Winger holds an M.B.A. from Columbia University Graduate School of Business and a B.A. from Siena College.

There are no family relationships among directors or executive officers of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company and its board of directors are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, the Company regularly reviews its corporate governance policies and practices to ensure that they are consistent with the high standards of other companies. The Company also closely monitors guidance issued or proposed by the Securities and Exchange Commission, the listing standards of the Nasdaq Stock Market, and the provisions of the Sarbanes-Oxley Act. As a result of our review of these matters, as well as the emerging best practices of other companies, we have implemented the following:

Annual Disclosures

On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Director Independence

•	We have confirmed that all of the nominees, except Dr. Sherwin, Dr. Shenk and Dr. Verma, satisfy the definition of “independent director” as established in Nasdaq Stock Market listing standards. As of June 30, 2007, both Dr. Shenk and Dr. Verma are expected to satisfy the definition of “independent director” as established in the Nasdaq Stock Market listing standards.

•	We have confirmed that each of the members of the audit committee, the nominating and governance committee and the compensation committee satisfies the definition of “independent director” as established in the Nasdaq Stock Market listing standards.

•	The Company’s independent directors hold formal meetings convened separately from management, which meetings do not include our chairman of the board and chief executive officer and are chaired by an independent director.

Audit Committee

•	All audit committee members possess the required level of financial literacy.

•	The audit committee charter makes explicit the following:

•	The audit committee’s ability to retain independent consultants and experts as it sees fit, at the Company’s expense;

•	The audit committee’s right to appoint, review and assess the performance of our independent registered public accounting firm;

•	The audit committee’s ability to hold regular executive sessions with our independent registered public accounting firm, the Company Chief Financial Officer, and other Company officers directly, as it considers appropriate;

•	The audit committee’s requirement to review and approve in advance audit and non-audit services by our independent registered public accounting firm, as well as related party transactions;

•	The audit committee’s duty to establish a formal complaint monitoring procedure (whistleblower policy) to enable confidential and anonymous reporting to the audit committee; and

•	The audit committee’s authority over the independent registered public accounting firm’s rotation policy.

Other Governance Matters

•	We have established a formal Code of Business Conduct and Ethics that applies to all officers, directors and employees.

•	We have established a formal compensation committee charter and nominating and governance committee charter.

•	We have established a requirement that any waiver or amendment to the Code of Business Conduct and Ethics involving a director or officer be reviewed by the nominating and governance committee and disclosed to our stockholders as required by applicable law.

•	We have adopted an Insider Trading Policy including control procedures that comply with SEC and Nasdaq Stock Market regulations.

•	We have established a policy whereby the board reviews its own performance on an annual basis.

•	We have prohibited loans to our officers and directors.

More details on our corporate governance initiatives, including copies of our Code of Business Conduct and Ethics and our committee charters can be found in the “Corporate Governance” section of our web site at http://www.cellgenesys.com/investing-corporate-governance.shtml.

Policy for Director Recommendations and Nominations

The nominating and governance committee considers candidates for board membership recommended by the board of directors, management and the Company’s stockholders. It is the policy of the nominating and governance committee to consider recommendations for candidates to the board of directors from stockholders holding no less than five percent of the total outstanding shares of the Company. Stockholders must have held such common stock continuously for at least twelve months prior to the date of the submission of the recommendation. The nominating and governance committee will consider persons recommended by the Company’s stockholders in the same manner as a nominee recommended by members of the board of directors or management.

A stockholder that desires to recommend a candidate for election to the board of directors should make the recommendation in writing by letter to the Company, attention of:

Chairperson of the Nominating and Governance Committee
c/o Cell Genesys, Inc.
500 Forbes Boulevard
South San Francisco, CA 94080

The recommendation must include:

•	the candidate’s name, home and business contact information;

•	detailed biographical data and relevant qualifications;

•	a signed letter from the candidate confirming willingness to serve;

•	information regarding any relationships between the candidate and the Company within the last three years; and

•	evidence of the required ownership of common stock by the recommending stockholder.

In addition, a stockholder may nominate a person directly for election to the board of directors at the annual meeting of our stockholders, provided the stockholder meets the requirements set forth in our bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, at an annual meeting including a proposal to nominate a person for election to the board of directors, is described above in the section entitled “Deadline for Receipt of Stockholder Proposals.”

Where the nominating and governance committee has either identified a prospective nominee or determines that an additional or replacement director is required, the nominating and governance committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board of directors or management. In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the committee considers a number of factors, including the following:

•	The current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board.

•	Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service and potential conflicts of interest.

•	Such other factors as the committee may consider appropriate.

The nominating and governance committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the board:

•	The highest personal and professional ethics and integrity.

•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.

•	Skills that are complementary to those of the existing board members.

•	The ability to assist and support management and make significant contributions to the Company’s success.

•	An understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

In connection with its evaluation, the nominating and governance committee determines whether it will interview potential nominees. After completing the evaluation and interview, the nominating and governance committee makes a recommendation to the full board of directors as to the persons who should be nominated to the board, and the board of the directors determines the actual nominees after considering the recommendation and report of the nominating and governance committee.

Stockholder Communications to Directors

Stockholders may communicate directly with the members of the Company’s board of directors by sending an email to the chairperson of the nominating and governance committee at boardofdirectors@cellgenesys.com. All directors have access to this email address. The corporate compliance officer monitors these communications and ensures that summaries of all received messages are provided to the board of directors at its regularly scheduled meetings. Where the nature of a communication warrants, the corporate compliance officer may decide to obtain the more immediate attention of the appropriate committee of the board of directors or a non-management director, or the Company’s management or independent advisors, as appropriate. The corporate compliance officer also determines whether any response to a stockholder communication is necessary or warranted, and whether further action is required.

Code of Business Conduct and Ethics

The board of directors has adopted a Code of Business Conduct and Ethics that is applicable to all employees, officers and directors of Cell Genesys, including the Company’s senior financial and executive officers. This Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on our website. The Company also intends to post amendments to or waivers from the Code of Business Conduct and Ethics on its website as required by applicable law.

Compensation Committee Interlocks and Insider Participation

The compensation committee (“Compensation Committee”) of the Company’s board of directors is composed of Dr. Potts and Messrs. Carter and Step, none of whom is or has been an officer or employee of the Company. The Compensation Committee makes recommendations to the board of directors concerning salaries and incentive compensation of officers of the Company. Dr. Sherwin, chairman of the board and chief executive officer of the Company, is not a member of the Compensation Committee and cannot vote on matters decided by the Compensation Committee. He participates in Compensation Committee discussions regarding salaries and incentive compensation for all employees of the Company, except that Dr. Sherwin is excluded from discussions regarding his own salary and incentive compensation. None of the executive officers of the Company has served on the board of directors or compensation committee of any other entity, any of whose officers served on the Company’s Compensation Committee, and none of the executive officers of the Company has served on the compensation committee of any other entity, any of whose officers served on the Company’s board of directors.

Board Meetings and Committees

The board of directors of the Company held a total of six meetings during the fiscal year ended December 31, 2006. No incumbent director attended fewer than 90 percent of the total number of meetings of the board of directors and its committees of which he or she was a member, if any. The Company has adopted a policy that encourages members of the board of directors to attend all meetings, including meetings of committees on which they serve and the annual meeting of stockholders. Last year, Dr. Sherwin, chairman of the board and chief executive officer of Cell Genesys, attended and led the 2006 Annual Meeting of Stockholders. Ms. Crowell, chair of the nominating and governance committee, also attended the 2006 Annual Meeting of Stockholders.

The board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has adopted a written charter which is reviewed annually. The charters of the committees are available on the Company’s website at http://www.cellgenesys.com/investing-corporate-governance.shtml.

The audit committee of the board of directors currently consists of Messrs. Step (chair) and Winger and Ms. Crowell. The audit committee met ten times during 2006. The board of directors has determined that Mr. Winger is qualified as an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission and the Nasdaq Stock Market. Mr. Winger will become chair of the audit committee on April 25, 2007. The audit committee is responsible for engagement of the Company’s independent registered public accounting firm and pre-approving related party transactions and all audit and non-audit services provided by the Company’s independent registered public accounting firm, and is primarily responsible for reviewing and approving the scope of the audit and other services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls. The audit committee also serves as the Company’s qualified legal compliance committee (QLCC). The report of the audit committee for fiscal 2006 is included in these proxy solicitation materials.

The compensation committee of the board of directors, which currently consists of Dr. Potts (chair) and Messrs. Carter and Step, met six times during fiscal year 2006. The compensation committee reviews and approves the compensation of, and grants of stock options to, the Company’s executive officers; sets corporate objectives relevant to executive compensation and reviews executive officer performance in light of these objectives; reviews and approves employment agreements, severance arrangements and applicable change in control agreements for the Company’s executive officers; administers, amends and interprets the Company’s equity incentive plans and benefits programs; reviews and discusses with management the Company’s Compensation Discussion and Analysis and recommends to the board the inclusion of the Compensation Discussion and Analysis in the proxy; and reviews and assesses the adequacy of the Compensation Committee annually. Effective July 1, 2007, Dr. Shenk will replace Mr. Carter on the compensation committee.

The nominating and governance committee of the board of directors currently consists of Ms. Crowell (chair), Dr. Potts and Mr. Winger. The nominating and governance committee met once during 2006. The committee makes recommendations as to the size and composition of the board; reviews qualifications of potential candidates for election to the board; recommends the slate of nominees for presentation at the annual stockholders’ meeting; makes recommendations with respect to the membership of committees; and assesses the performance of the board and its members. This committee also is responsible for succession planning. This committee also oversees issues of corporate governance as they apply to the Company and recommends amendments to the Company’s corporate governance procedures where appropriate. The nominating and governance committee will consider nominees by stockholders in accordance with the Company’s bylaws and the Company’s policy for Director Recommendations and Nominations. Effective, July 1, 2007, Mr. Carter will replace Mr. Winger on the nominating and governance committee.

Compensation of Directors

Directors who are not employees of the Company receive an annual retainer of $15,000 and a fee of $1,000 for each board meeting attended, as well as reimbursement of expenses incurred in attending board meetings. The chairperson of the compensation and nominating and governance committees each receive an annual retainer of $4,000 and the members of these committees each receive an annual retainer of $3,000. The chairperson of the audit committee receives an annual retainer of $8,000, and the members of the audit committee each receive an annual retainer of $6,000.

Effective January 1, 2007, directors who are not employees of the Company receive an annual retainer of $30,000 and a fee of $1,500 for each board meeting attended in person and $750 for each board meeting attended telephonically, as well as reimbursement of expenses incurred in attending board meetings. The chairperson of the compensation and nominating and governance committees each receive an annual retainer of $7,500 and the members of these committees each receive an annual retainer of $5,000. The chairperson of the audit committee receives an annual retainer of $12,000, and the members of the audit committee each receive an annual retainer of $7,500.

Under the terms of the 2005 Equity Incentive Plan, non-employee directors are granted, on the date they initially become a director, an option to purchase 30,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the underlying stock on the date of grant, which vests as to 25 percent of the shares subject to the option one year after the date of grant, and as to 1/48th of the shares subject to the option each month thereafter, provided that the optionee continues to serve as a director on each relevant vesting date. In addition, non-employee directors are granted annually an option to purchase 7,500 shares of the Company’s common stock with an exercise price equal to the fair market value of the underlying stock on the date of grant, which vests fully on the date of the grant.

Dr. Potts also serves on the Company’s Medical Advisory Board and acts as a liaison between the Medical Advisory Board and the board of directors for which he received an additional $25,000 in board related fees. Drs. Shenk and Verma also provide periodic scientific advice to the Company and in consideration of such additional services, during 2006, Dr. Shenk and Dr. Verma each earned $10,000. Also, in connection with their service under these arrangements, Dr. Shenk, Dr. Verma and Dr. Potts were each granted an option to purchase 2,500 shares of the Company’s common stock in fiscal year 2006 with an exercise price equal to the fair market value of the underlying stock on the date of grant, which vests fully on the date of the grant.

Required Vote

The nine nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted will be elected as directors.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN TO INCREASE THE
NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN

Stockholders are being asked to approve a 3,500,000 increase in the number of shares reserved for issuance under our 2005 Equity Incentive Plan (“the 2005 Plan”). We believe that to develop and commercialize our products, we need to maintain competitive employee compensation and incentive programs. Stock options have been, and continue to be, a key part of our incentive compensation and retention programs and are designed to motivate and reward employees’ efforts as we work to bring our products through development and into commercialization. We are currently engaged in two multinational Phase 3 studies in advanced prostate cancer and in important preparations for filing for approval with the Food and Drug Administration (FDA) should the trials be successful. Retention of our employees is essential to completing these critical activities. Approval of the amendment to the 2005 Plan to increase the number of shares reserved for issuance under the plan by 3,500,000 requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock voting in person or by proxy on this proposal at the Annual Meeting.

We rely on highly skilled and educated scientific, technical and managerial employees to develop and commercialize novel biological cancer therapies. Competition for these types of employees, particularly in the San Francisco Bay Area, is intense. Many companies in general, and biotechnology companies in particular, have long used stock options as a means of attracting, motivating and retaining their best employees, while aligning those employees’ interests with those of the stockholders. We continue to believe that stock options are an important component of our employees’ total compensation, and that replacing this component with additional cash compensation to remain competitive would have a material adverse effect on the Company. The failure to have sufficient shares to award under the 2005 Plan in the near to medium term will make it more difficult for us to retain our key employees. If we cannot retain these employees, our ability to develop and commercialize our products could be jeopardized, which would adversely affect our business, results of operations and future stock price. For these reasons stated above, the stockholders are being asked to increase the number of shares reserved for issuance under the plan.

Information about the 2005 Plan

The following paragraphs provide a summary of the principal features of the Plan and its operation. The following summary is qualified in its entirety by reference to the 2005 Plan as set forth in Appendix A.

The 2005 Plan replaced the Company’s 1998 Stock Incentive Plan, the 2001 Nonstatutory Stock Option Plan and the 2001 Director Option Plan (the “Old Plans”). Although the 1998 Stock Incentive Plan, the 2001 Nonstatutory Stock Option Plan and the 2001 Director Option Plan are not scheduled to terminate until 2008, 2011 and 2011, respectively, the Company does not grant additional options under the Old Plans.

The 2005 Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) restricted stock, (iii) stock appreciation rights, (iv) performance units and performance shares, and (v) other stock awards as the Compensation Committee may determine, which are referred to individually as an “Award.” Those who are eligible for Awards under the 2005 Plan include employees, directors and consultants who provide services to the Company and its parent and subsidiary companies.

If we experience a stock dividend, reorganization or other change in its capital structure, including a merger or change in control, the compensation committee of the board of directors (the “Compensation Committee”) will have the discretion to adjust the number of shares available for issuance under the 2005 Plan, subject to outstanding Awards, and applicable to the per-person limits on Awards, as appropriate to reflect the change.

Number of Shares of Common Stock Available Under the 2005 Plan

As of the record date, we had 8,859,096 shares subject to outstanding awards under the 2005 Plan and 1,860,773 shares reserved for future grants under the 2005 Plan. Although it is possible that some or all of the shares subject to outstanding awards could become reserved for issuance under the 2005 Plan pursuant to termination of outstanding awards, we anticipate that a significant number of such options will be exercised or held to their remaining contractual life and such shares subject to such awards will therefore never become reserved under the 2005 Plan.

Administration of the 2005 Plan

The 2005 Plan is administered by the Compensation Committee. To make grants to certain of our officers and key employees, the members of the Compensation Committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code (so that the Company can receive a federal tax deduction for certain compensation paid under the 2005 Plan). Subject to the terms of the 2005 Plan, the Compensation Committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and interpret the provisions of the 2005 Plan and outstanding Awards. The Compensation Committee may delegate any part of its authority and powers under the 2005 Plan to one or more directors and/or officers of the Company, but only the Compensation Committee itself can make Awards to participants who are executive officers of the Company.

Options

The Compensation Committee is able to grant nonqualified stock options and incentive stock options under the 2005 Plan. The Compensation Committee determines the number of shares subject to each option, but no participant may be granted options covering more than 500,000 shares during any of the Company’s fiscal years, except that a participant may be granted an option covering up to an additional 1,500,000 shares in connection with his or her initial service with the Company. The Compensation Committee determines the exercise price of options granted under the 2005 Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options (other than those incentive stock options granted as substitute awards in connection with our acquisition of another company), the exercise price must at least be equal to the fair market value of the Company’s common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of the Company’s outstanding stock, must be at least 110% of the fair market value of the common stock on the grant date.

The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term may not exceed five years. The Compensation Committee determines the term of nonstatutory options, but such options generally terminate on the earlier of: (i) the date set forth in the Award agreement, or (ii) ten years from the date of grant.

After termination of service with the Company, a participant is able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s option agreement, a participant is generally able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event is an option able to be exercised later than the expiration of its term.

Restricted Stock

Awards of restricted stock are rights to acquire or purchase shares of Company common stock. Restricted stock vests in accordance with the terms and conditions established by the Compensation Committee. For example, the Compensation Committee may set restrictions based on the achievement of specific performance goals. Awards of restricted stock may be issued either alone, in addition to, or in tandem with other Awards granted under the 2005 Plan and/or cash awards made outside of the 2005 Plan. The Award agreement generally grants the Company a right to repurchase or reacquire the shares upon the termination of the participant’s service with the Company for any reason (including death or disability). The Compensation Committee determines the number of shares granted pursuant to an Award of restricted stock, but no participant may be granted a right to purchase or acquire more than 150,000 shares of common stock during any fiscal year, except that a participant may be granted up to an additional 250,000 shares of restricted stock in connection with his or her initial employment with the Company.

Stock Appreciation Rights

A stock appreciation right is the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. Under the terms of the 2005 Plan, we can pay the appreciation in either cash or shares of common stock. Stock appreciation rights become exercisable at the times and on the terms established by the Compensation Committee, subject to the terms of the 2005 Plan. No participant may be granted stock appreciation rights covering more than 500,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 1,500,000 shares in connection with his or her initial service with the Company.

After termination of service with the Company, a participant is able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s award agreement, a participant is generally able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event may a stock appreciation right be exercised later than the expiration of its term.

Performance Units and Performance Shares

Performance units and performance shares are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Compensation Committee may establish are achieved or the Awards otherwise vest. The Compensation Committee establishes organizational and/or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, determines the number and/or the value of performance units and performance shares to be paid out to participants. No participant may receive performance units with an initial value greater than $500,000 and no participant may receive more than 150,000 performance shares during any fiscal year, except that a participant may be granted performance shares covering up to an additional 250,000 shares in connection with his or her initial service with the Company. Performance units may have an initial dollar value established by the Compensation Committee prior to the grant date. Performance shares may have an initial value equal to the fair market value of a share of the Company’s common stock on the grant date.

Performance Goals

As determined by the Compensation Committee, the performance goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) the achievement of certain pre-defined corporate milestones related to product development and other business activities (ii) cash position, (iii) earnings per share, (iv) net income, (v) operating cash flow, (vi) operating income, (vii) return on assets, (viii) return on equity, (ix) return on sales, (x) revenue, and (xi) total stockholder return. The performance goals may differ from participant to participant and from Award to Award and may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

Other Stock Awards

In addition to the incentives described above, the Compensation Committee may grant other incentives payable in shares of our common stock under the 2005 Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

Awards to Non-Employee Directors

Under the terms of the 2005 Plan, similar to the nondiscretionary grants made to non-employee directors under the 2001 Director Plan, non-employee directors are automatically granted, on the date they initially become a director, an option to purchase 30,000 shares of our common stock, which vests as to 25 percent of the shares subject to the option one year after the date of grant, and as to 1/48th of the shares subject to the option each month thereafter, provided that the optionee continues to serve as a director on each relevant vesting date. In addition, non-employee directors will be granted annually an option to purchase 7,500 shares of the Company’s common stock, which is fully vested on the date of the grant. Non-employee directors will also be entitled to receive all other types of awards under the 2005 Plan, including discretionary awards.

Transferability of Awards

The 2005 Plan generally does not allow for the transfer of Awards, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change of Control

In the event of a change of control, each outstanding Award will be assumed or substituted for by the successor corporation (or a parent or subsidiary of such successor corporation). If there is no assumption or substitution of outstanding Awards, the Compensation Committee will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the Award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met. In such event, the Compensation Committee shall notify the participant that the Award is fully vested and exercisable for a period of time determined by the Compensation Committee and that the Award will terminate upon expiration of such period.

Amendment and Termination of the 2005 Plan

The Compensation Committee has the authority to amend, suspend or terminate the 2005 Plan, except that stockholder approval is required for any amendment to the plan to the extent required by any applicable law, regulation or stock exchange rule. Any amendment, suspension or termination will not, without the consent of the participant, materially adversely affect any rights or obligations under any Award previously granted. The 2005 Plan will terminate in April 2015, unless our Board of Directors terminates it earlier.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the 2005 Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options.  No taxable income is reportable when a nonqualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.  No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.  No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Performance Units and Performance Shares.  A participant generally will not have taxable income at the time an Award of restricted stock, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for the Company.  The Company generally will be entitled to a tax deduction in connection with an Award under the 2005 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to the Company’s chief executive officer and to each of its four most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2005 Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The 2005 Plan has been designed to permit the Compensation Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.

Required Vote

Approval of the amendment to the 2005 Equity Incentive Plan to increase the number of shares reserved for issuance under the plan requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock voting in person or by proxy on this proposal at the Annual Meeting.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP as the independent registered public accounting firm for the Company to audit the financial statements of the Company for the fiscal year ending December 31, 2007. Ernst & Young LLP has audited the Company’s financial statements since the year ended December 31, 1989. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Billed to the Company by Ernst & Young LLP during Fiscal Years 2006 and 2005

The aggregate fees for professional services rendered by Ernst & Young LLP for each of the last two years, in the following categories are (in thousands):

	2006	2005

Audit fees(1)	$620	$664
Audit-related fees(2)	$—	$18
Tax fees	$—	$—
All other fees(3)	$2	$2

(1)	Audit fees billed by Ernst & Young LLP include the integrated audit of the Company’s financial statements and internal controls over financial reporting included in the Annual Report on Form 10-K, quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and comfort letters, consents and assistance with review of documents filed with the Securities and Exchange Commission including those associated with financing transactions during 2006 and 2005.

(2)	Audit-related fees for fiscal 2005 consisted primarily of accounting consultations.

(3)	All other fees for fiscal 2006 and 2005 consisted of online information services.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

The audit committee of the board of directors has considered whether the provision of the services covered in this section is compatible with maintaining Ernst & Young LLP’s independence.

Required Vote

The ratification of the appointment of Ernst & Young LLP and the authorization of the audit committee of the board of directors to agree to Ernst & Young LLP’s fees are being submitted to the stockholders at the Annual Meeting. If such appointment is not ratified, the audit committee will reconsider its decision to appoint Ernst & Young LLP as the Company’s independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of the Company’s common stock voting in person or by proxy on this proposal at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The compensation committee (“Compensation Committee”) of the board of directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to our Chief Executive Officer, other executive officers and employees is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our Chief Executive Officer and other executive officers are similar to those provided to all other employees.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table on page 22, are referred to as the “named executive officers”.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain executives who will contribute to our long-term success, to reward executives for achieving both short- and long-term goals of the Company, to link executive and stockholder interests through equity-based compensation plans, and to provide a compensation package that recognizes both individual contributions and company performance. A substantial portion of each executive’s total compensation is intended to be variable and to relate to, and be contingent upon, performance. The Compensation Committee evaluates the performance and determines the compensation of the Chief Executive Officer and other executive officers of the Company annually, based upon individual performance and the achievement of corporate goals.

What the Compensation Program is Designed to Reward

Our primary objective is to align compensation with our business goals and overall company performance. Our aim is to attract, retain and reward executive officers and other employees who contribute to the long-term success of the Company and to motivate those individuals to enhance long-term stockholder value. Key elements of this goal are:

•	to recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in other companies in the biotechnology industry;

•	to motivate executives to achieve important business and performance objectives and to reward them when such goals are met; and

•	to align the interests of executive officers with the long-term interests of stockholders through participation in the Company’s equity incentive plan.

Role of Executive Officers in Compensation Decisions

Our management provides recommendations to the Compensation Committee regarding most compensation matters, including executive and director compensation. However, the Compensation Committee does not delegate any of its functions to others in setting compensation. The Compensation Committee makes all compensation decisions, except that those pertaining to the Chief Executive Officer are ratified by the full board of directors.

The Chief Executive Officer annually reviews the performance and compensation of each named executive officer (except for the performance and compensation of the Chief Executive Officer). The recommendations based on these reviews (other than the Chief Executive Officer), including with respect to salary adjustments, annual cash and stock-based performance incentive award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers.

Setting Executive Compensation

Based on the foregoing compensation program objectives, the Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In fiscal 2006, the Compensation Committee engaged Radford Surveys & Consulting (“Radford”), an outside human resources consulting firm, to conduct an annual review of its total compensation program for its Chief Executive Officer and other executive officers. Radford provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the named executive officers and other executive officers.

In making compensation decisions, the Compensation Committee compares each element of total compensation against a primary peer group of 15 specific companies within the biotechnology industry that are at a similar stage (collectively, the “Compensation Peer Group”) and secondarily biotechnology companies with headcount of 150 -499 employees including companies in the San Francisco Bay area (the “Radford Compensation Subset Group”). Both groups, which are periodically reviewed and updated by the Compensation Committee, consist of companies against which the Compensation Committee believes Cell Genesys competes for talent and for stockholder investment.

In addition to our Compensation Peer Group, we compete with many larger companies, universities and other research organizations both nationally and specifically in the San Francisco Bay area for top executive-level talent. As such, the Compensation Committee generally sets compensation targets for the named executive officers and other executive officers modestly above the market median for comparable positions in the Compensation Peer Group and Radford Compensation Subset Group. Variations may occur as dictated by the experience level of the individual, competition for expertise in key positions or other market factors. We are currently engaged in two multinational Phase 3 studies in advanced prostate cancer and in important preparations for filing for approval with the Food and Drug Administration should the trials be successful. These activities reinforce the Compensation Committee’s belief that retention of our employees, including our founder and Chief Executive Officer and other executive officers, is essential to completing these activities and competitive compensation is critical in this regard.

Consistent with the philosophy described above, incentive compensation represents a significant percentage of total compensation. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews information provided by Radford to determine the appropriate level and mix of incentive compensation. Incentive compensation is awarded based on Company and/or individual performance (depending on the type of award) against established goals.

Elements of the Compensation Program and Why Each Was Chosen

There were four major elements that comprised the Company’s compensation program in fiscal 2006:

•	base salary

•	performance-based cash incentive plan

•	stock based incentive compensation

•	other compensation

Under the Compensation Committee’s supervision, the Company has selected these elements because each is considered useful and necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary is set with the goal of attracting executives and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform and skills and experience they bring to the Company, while our equity incentives are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business. The Company believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of its compensation program. However, we strongly believe in engaging and retaining the best talent in critical functions, and this may entail negotiations with individual executives who have significant compensation packages with current or potential employers. In order to enable the Company to hire and retain talented executives, the Committee may determine that it is in the best interests of the Company to negotiate packages that may deviate from the Company’s standard practices in setting the compensation for certain of its executive officers when such deviation is required by competitive or other market forces.

Base Salary:  Base salaries for the named executive officers and other executives are determined based on market data analysis of comparable positions in the Compensation Peer Group and Radford Compensation Subset Group. A competitive base salary is provided to each executive officer to recognize the skills and experience each individual brings to the Company and the performance contributions they make. When determining the base salary for an executive, we reference a target modestly above the median of the base salaries of similar positions in the Compensation Peer Group and Radford Compensation Subset Group. Other factors are also taken into account such as internal comparisons, individual skills and experience, length of time with the Company, performance contributions and competitiveness of the marketplace. Salaries are reviewed on an annual basis, taking into account the factors described above, and are made in connection with annual performance reviews. The amounts of such adjustments are calculated using merit increase guidelines based on the employee’s position within the relevant compensation range and the results of his or her performance review. The recommended percentage increases are established annually and reflect the Compensation Committee’s assessment of appropriate salary adjustments based on competitive surveys and general economic conditions.

For fiscal 2006, after considering the above compensation targets, and other factors, the Compensation Committee increased each of the named executive officers’ base salary by approximately four percent, except for Dr. Dow who was not eligible for an annual increase until fiscal 2007 per his employment contract and Ms. Grundfest who received a nine percent increase in connection with a promotion to senior vice president.

For fiscal 2007, after considering the above compensation targets, and other factors, the Compensation Committee increased each of the named executive officers’ base salary by approximately four percent, except for Dr. Dow our Senior Vice President, Medical Affairs and Chief Medical Officer, and Ms. Tetlow our Senior Vice President and Chief Financial Officer. Dr. Dow assumed the role of Chief Medical Officer in January 2007, and his responsibilities increased to include certain of those previously held by our President and Chief Operating Officer who resigned in November 2006 and was not replaced. Accordingly, Dr. Dow’s base salary was increased $30,000, or approximately nine percent, including his annual performance-related salary increase and an adjustment to reflect his increased responsibilities. Dr. Dow’s base salary was further increased $65,000 to replace a comparable allowance for office and auto expenses which is customary for European-based executives in our industry. The base salary for Ms. Tetlow was increased $38,000, or 13%, including her annual performance-related salary increase and an adjustment to reflect her assumption of additional administrative responsibilities previously held by the former President and Chief Operating Officer.

The base salary for our Chief Executive Officer, Dr. Sherwin, including his annual increase of four percent for fiscal 2007, is currently approximately 10 percent above his base salary target as a result of annual raises over 17 years of continuous service in this role.

Base salary levels for each of the named executive officers are reflected in the column labeled as “Salary” of the Summary Compensation Table on page 22.

Performance-Based Cash Incentive Plan:  All employees, including the named executive officers, may earn an annual cash bonus, set as a percentage of base salary, based on the achievement of individual and corporate goals. Corporate goals are established at the start of each year by the Compensation Committee in conjunction with the full board of directors. These goals may include progress made in pre-clinical programs and clinical trials, strategic alliances, financing activities and the financial results of Cell Genesys. Generally, the Company does not disclose specific targets relating to these goals, because doing so may disclose confidential business information. Performance against the corporate goals is used to determine the amount of any cash bonus that is paid to our employees, including each of the named executive officers. For 2006, the Compensation Committee designated for each named executive officer and other executive officers a bonus target amount, which was a percentage of the individual’s base salary. Our compensation policy with respect to annual cash incentive awards was also compared to relevant market data and found to be competitive.

For fiscal 2006, the Compensation Committee set cash bonus targets for each named executive officer at a level that overall cash compensation would be modestly above the market median of similar positions in the Compensation Peer Group and Radford Compensation Subset Group. However, the cash bonus target for our Chief Executive Officer, Dr. Sherwin, is 45 percent of his base salary which is approximately 15 percent below the target for CEO performance-based cash incentives of the comparison groups. The actual cash bonus received by

Dr. Sherwin in any given year reflects an assessment by the Compensation Committee and the board of directors of his performance as measured against corporate goals and therefore may be lower than the target. The cash bonus target for our other named executive officers is 30 percent of base salary and is based on achieving corporate goals and performance objectives that are specific to their area of responsibility. Actual cash bonus amounts for each of the named executive officers are reflected in the column labeled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table on page 22.

Stock-Based Incentive Compensation:  Each of our named executive officers, other executive officers, and all of our employees, have received stock option grants under the 2005 Equity Incentive Plan. Stock options enable us to align the interests of and provide long-term incentives to our employees, including the named executive officers, with those of the stockholders. Stock option award levels are determined based on market data and vary among participants based on their positions within the Company. Stock options are granted at the time of hire, upon promotion and annually based on performance. Approval of performance based grants is timed annually to coincide with the board of directors’ and Compensation Committee’s regularly scheduled February meeting. Newly hired or promoted employees, other than executive officers, receive their award of stock options on the last business day of the month of their hire or promotion. Newly hired executive officers are awarded options on the first day of their employment.

As the Company grants options on predetermined monthly dates, equity compensation awards to executive officers may be made prior to the release of material nonpublic information that may result in an increase in the price of the Company’s common stock, such as a favorable announcement regarding the Company’s progress, results or timing of clinical trials and preclinical programs. Management and the Compensation Committee believe that consistency in grant dates for equity compensation awards is paramount. Given the Company’s ongoing hiring efforts in a competitive job market and the historical volatility of its stock trading price, management and the Compensation Committee believe that it is important to grant equity incentive awards as close as possible to the start-date of newly hired employees.

Options are awarded at the Nasdaq Global Market closing price of the Company’s common stock on the date of grant and are exercisable at some point in the future so that an option holder is rewarded only by the appreciation in price of our common stock. Stock options generally have a four-year vesting period and expire 10 years after the date of grant. Guidelines for the number of options granted to each eligible employee are determined by the Compensation Committee based on several factors, including a valuation analysis reflecting market-based compensation, historic actual option exercises relative to outstanding shares and option grants, the employee’s job level, and the performance of each participant. The size of each resulting grant developed under this procedure is targeted to be at or modestly above the market median of similar positions in the Compensation Peer Group and Radford Compensation Subset Group as a means of both providing an incentive for favorable performance of Cell Genesys, as well as to reflect the risk attached to the future growth of the biotechnology industry.

During fiscal 2006, the Compensation Committee relied upon the above-mentioned factors to approve stock option grants to the named executive officers to purchase 212,500 shares at $6.07 per share, the fair market value on the grant date. Stock-based incentive wards to the named executive officers in fiscal 2006 are reflected in the Summary Compensation Table on page 22 and the Grant of Plan-Based Awards Table on page 24.

In February 2007, the Compensation Committee relied upon the above-mentioned factors to approve stock option grants to the named executive officers to purchase 300,000 shares at $3.07 per share, the fair market value on the grant date.

The Compensation Committee regularly monitors the environment in which we operate and makes changes to our equity compensation program to help us meet our compensation objectives. Currently, all stock-based incentive awards have been in the form of stock options. The 2005 Plan allows for the granting of restricted stock and the Compensation Committee may consider granting such awards, after careful analysis, because restricted stock will provide a tangible value to employees and, therefore is an efficient tool in retaining and motivating employees. Restricted stock also may be more efficient with respect to the use of our equity plan share reserves because fewer restricted stock units are needed to provide the same retention and incentive value as provided by stock options.

The Company has not adopted stock ownership guidelines for its executive officers. The Company’s insider trading policy does state that employees, including its executive officers, are not to short the Company’s stock or trade the Company’s stock on margin. The Company does not have a policy regarding the hedging of economic risks of securities held by our executives, but any such transactions must be accomplished within the requirements of our insider trading policy.

Other Compensation:  All employees, including the named executive officers, are eligible to receive up to $3,000 in matching 401(k) contributions each year subject to an initial three-year vesting schedule. All employees, including the named executive officers, receive the same non-cash benefits, including health, dental and vision insurance, short- and long- term disability insurance, and life insurance equal to two times annual salary. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including our Chief Executive Officer and the other named executive officers, and we currently do not provide any supplemental pensions or deferred compensation programs other than the Company’s 401(k) plan, to any executive officer, including the named executive officers. The only exception is Dr. Dow, our Senior Vice President, Medical Affairs and Chief Medical Officer, who resides in the United Kingdom and who has received a one-time contribution to a private pension plan and an allowance for certain office and automobile expenses both of which are customary benefits for European-based executives in our industry. Dr Dow’s benefits are described below under “Employment Agreements”.

Employment Agreements, Severance Benefits, Change in Control Provisions and Indemnification Agreements

Employment Agreements

We do not have any employment agreements in effect with any of our named executive officers, except with respect to our Chief Executive Officer, Dr. Stephen Sherwin, and our Senior Vice President, Medical Affairs and Chief Medical Officer, Dr. Robert Dow.

The Company has maintained an employment agreement with Dr. Sherwin, our founder and Chief Executive Officer, since the time of his initial employment in March 1990. If his employment with the Company were to be terminated without cause, he would be entitled to receive 12 months of his salary plus bonus as severance, which, were it to occur within 12 months from now, would equate to approximately $815,000. If he were to be terminated for cause, he would receive no severance payment. If he were to be terminated in connection with a change of control, his severance would instead be two years’ salary and bonus, which, were it to occur within 12 months from now, would equate to approximately $1,392,500.

In February 2005, the Company entered into an employment agreement with Dr. Dow whose primary place of work in 2005 and 2006 was the United Kingdom. Employment agreements of this sort are common practice for professional employees based in Europe. If his employment with the Company were to be terminated, the Company is required to provide one week’s notice for every completed year of continuous employment which would equate to $16,346 in total as of the Record Date. Dr. Dow received the following payments, which are commonly provided to professional employees based in Europe, in addition to base salary, performance-based cash incentives and stock-based incentives in fiscal 2006:

a) the second installment of a signing bonus of $43,257.

b) as is customary for European executives, the second installment of a one-time pension contribution into a private plan of $32,442.

c) as is customary for European executives, an annual payment for office and automobile expenses while residing in Europe of $64,884.

d) reimbursement in the amount of approximately $512 per month for private health insurance coverage.

Payments Made Upon Change of Control

The Company has entered into Change of Control Agreements with certain key employees, including the named executive officers. The Change of Control Agreements are designed to promote stability and continuity of senior management. Pursuant to these agreements, if an executive’s employment is terminated at any time within two years following a change of control then the executive is entitled to receive the severance benefits listed below. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2006 (December 31, 2006), however giving effect for the fiscal 2007 salary and benefit adjustments, and the price per share of the Company’s common stock is the closing price on the Nasdaq Global Market as of that date ($3.39). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct.

(1) Severance Payment.  For Dr. Sherwin, an amount equal to two years’ salary and bonus, which, were it to occur within 12 months from now, would equate to approximately $1,392,500. For all other named executives, a cash payment in an amount equal to one years’ salary and bonus, which, were it to occur within 12 months from now, would equate to approximately $425,000 for Ms. Tetlow, approximately $537,500 for Dr. Dow, approximately $370,000 for Ms. Grundfest, and approximately $405,000 for Mr. Tidwell.

(2) Continued Employee Benefits.  One hundred percent Company-paid health, dental, vision, long-term disability and life insurance coverage at the same level of coverage as was provided to the executive immediately prior to the change of control (the “Company-Paid Coverage”). If such coverage included the executive’s dependents immediately prior to the change of control, such dependents would also be covered at Company expense. Company-Paid Coverage would continue until the earlier of (i) one year from the date of termination, or (ii) the date upon which the executive and his or her dependents became covered under another employer’s group health, dental, vision, long-term disability or life insurance plans that provide the executive and his or her dependents with comparable benefits and levels of coverage. Were a change of control to occur within 12 months from now, these amounts would be approximately $1,800 per month for Dr. Sherwin, $1,160 per month for Ms. Tetlow, $730 per month for Dr. Dow, $200 for Ms. Grundfest and $1,320 per month for Mr. Tidwell.

(3) Option and Restricted Stock Accelerated Vesting.  One hundred percent of the unvested portion of any stock option or restricted stock held by the executive would automatically be accelerated in full so as to become completely vested. The aggregate market value of unvested option grants and restricted stock awarded as of December 31, 2006 is zero. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $3.39 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2006.

(4) Extension of Post-Termination Exercise of Stock Options.  The stock options held by the executive would become exercisable for a period of ten years from the original date of grant by the Company.

Indemnification Agreements

We have also entered into agreements with each director and each executive officer, including the named executive officers, which require us to indemnify and advance expenses to the directors, officers, and covered employees to the fullest extent permitted by applicable law if the person is or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding, investigation, administrative hearing whether formal or informal, governmental or non-governmental, civil, criminal, administrative, or investigative if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Cell Genesys or in a manner otherwise expressly permitted under our certificate of incorporation or the by-laws.

Accounting and Tax Considerations

Deductibility of Executive Compensation

As a result of Section 162(m) of the Internal Revenue Code, the Company may not take a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million for an officer in any one year. This limitation applies to all compensation paid to the covered executive officers that is not considered to be performance-based. Compensation that does qualify as performance-based compensation does not have to be taken into account for purposes of this limitation.

The cash compensation paid to the Company’s executive officers during 2006 did not exceed the $1 million limit for any executive officer, nor is the cash compensation to be paid to any of the Company’s executive officers for 2007 expected to reach that level. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limitation, the Compensation Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer approach the $1 million level.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based compensation in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE AS OF FISCAL 2006

David W. Carter
John T. Potts
Eugene L. Step

Summary of Compensation

The following table sets forth certain information with respect to compensation for the year ended December 31, 2006 earned by or paid to our chief executive officer, chief financial officer, and our three other most highly compensated executive officers, which are referred to as the named executive officers.

Summary Compensation Table
For Fiscal 2006

						Non-Equity
					Option	Incentive Plan
					Awards	Compensation	All Other
Name & Principal Position	Year	Salary		Bonus(1)	(2)	(3)	Compensation		Total

Stephen A. Sherwin, M.D.,	2006	$555,000	(4)		$350,631	$237,500 (9)	$5,322	(10)	$1,148,453
CEO and Chairman
Sharon E. Tetlow,	2006	$287,000	(5)		$129,723	$100,000	$3,810	(10)	$520,533
SVP and CFO
Robert J. Dow, MBChB,	2006	$330,000	(6)	$43,257	$117,806	$112,500	$100,474	(11)	$704,037
SVP, Medical Affairs and Chief Medical Officer
Carol C. Grundfest,	2006	$272,500	(7)		$267,209	$85,000	$4,242	(10)	$628,951
SVP, Regulatory Affairs and Portfolio Management
Robert H. Tidwell,	2006	$313,500	(8)		$202,415	$80,000	$6,564	(10)	$602,479
SVP, Corporate Development

(1)	Represents signing bonus paid in fiscal 2006.

(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized for stock option awards in fiscal 2006 for financial statement reporting purposes as determined pursuant to provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments” (“FAS 123R”). The assumptions used in the calculation of values of option awards are set forth in Note 9 to Consolidated Financial Statements, “Stockholders’ Equity and Stock-Based Compensation” under the section entitled “Employee Stock-Based Compensation Valuation Assumptions” on page 59 of the Company’s Form 10-K for fiscal year 2006 filed with the SEC on March 1, 2007.

(3)	During 2006, Cell Genesys awarded a cash incentive bonus pursuant to its annual performance-based cash incentive plan. This plan provides for the award of annual cash bonuses based upon targets and maximum bonus payouts set by the board of directors at the beginning of each fiscal year.

(4)	Salary was increased to $577,500 effective January 1, 2007, and is approximately 10 percent above the target as a result of annual raises over 17 years of continuous service in this role.

(5)	Salary was increased to $325,000 effective January 1, 2007.

(6)	Salary was increased to $425,000 effective January 1, 2007, and Dr. Dow will no longer receive payments related to office and auto expenses.

(7)	Salary was increased to $285,000 effective January 1, 2007.

(8)	Salary was increased to $325,000 effective January 1, 2007.

(9)	Dr Sherwin’s bonus target is approximately 15 percent below the target for CEO performance-based cash incentives of comparison groups.

(10)	The amount shown reflects for each named officer a $3,000 matching contribution under the Company’s 401(k) plan and the value attributable to life insurance benefits provided by the Company which amounted to $2,322 for Dr. Sherwin, $810 for Ms. Tetlow, $1,242 for Ms. Grundfest and $3,564 for Mr. Tidwell in fiscal 2006.

(11)	As is customary for European executives, Dr. Dow received the second installment of a one time payment related to retirement savings of $32,442 since he is not eligible to participate in the Company’s 401(k) plan. Also as is customary for European executives, Dr. Dow received payments related to office and auto expenses of $64,884 due to the Company not having an office in the United Kingdom where he resides and which is his primary place of work, in addition to the value attributable to life insurance benefits provided by the Company which amounted to $3,148 in fiscal 2006.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2006 to the named executive officers.

Grants of Plan-Based Awards
For Fiscal 2006

							All Other
							Option
							Awards:	Exercise
							Number of	or Base
		Grant	Estimated Future Payouts				Securities	Price of
		Date	Under Non-Equity Incentive				Underlying	Option
	Grant	Fair Value	Plan Awards(1)				Options	Awards
Name & Principal Position	Date	(2)	Threshold	Target		Maximum	(#)	($/share)

Stephen A. Sherwin, M.D.,	2/7/2006	$196,920	$0	$249,750	(3)	$344,100	60,000	6.07
CEO and Chairman
Sharon E. Tetlow,	2/7/2006	$98,460	$0	$86,100		$120,540	30,000	6.07
SVP and CFO
Robert J. Dow, MBChB,	2/7/2006	$98,460	$0	$99,000		$138,600	30,000	6.07
SVP, Medical Affairs and Chief Medical Officer
Carol C. Grundfest,	2/7/2006	$205,125	$0	$81,750		$114,450	62,500	6.07
SVP, Regulatory Affairs and Portfolio Management
Robert H. Tidwell,	2/7/2006	$98,460	$0	$94,050		$131,670	30,000	6.07
SVP, Corporate Development

(1)	During 2006, Cell Genesys awarded a cash incentive bonus pursuant to its annual performance-based cash incentive plan. This plan provides for the award of annual cash bonuses based upon targets and maximum bonus payouts set by the board of directors at the beginning of each fiscal year. The actual amount paid to each named executive officer pursuant to the plan for the fiscal year ended December 31, 2006 is set forth in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

(2)	The value of the option awards for 2006 is determined using the fair value recognition provisions of FAS 123(R). The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. Regardless of whatever value is placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at such date in the future when the option is exercised.

(3)	Dr. Sherwin’s bonus target is approximately 15 percent below the target for CEO performance-based cash incentives of the comparison groups.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006 with respect to the named executive officers. The Company has not granted any stock awards as of December 31, 2006 and has, therefore, not presented those columns in the table below.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
					Equity
					Incentive
					Plan
					Awards;
	Number of		Number of		Number of
	Securities		Securities		Securities
	Underlying		Underlying		Underlying
	Unexercised		Unexercised		Unexercised	Option		Option
	Options (#)		Options (#)		Unearned	Exercise		Expiration
Name	Exercisable		Unexercisable		Options (#)	Price		Date

Stephen A. Sherwin, M.D.,	12,500	(1)	47,500	(1)	—	$6.07		2/7/2016
CEO and Chairman	53,906	(2)	58,594	(2)	—	$6.73		2/3/2015
	43,750	(3)	16,250	(3)	—	$14.04		2/2/2014
	58,750	(4)	1,250	(4)	—	$9.14		2/4/2013
	100,000		—		—	$15.42		2/7/2012
	80,000		—		—	$19.63		2/6/2011
	70,000		—		—	$9.50		12/9/2009
	100,000		—		—	$5.88		2/2/2009
	240,000		—		—	$4.13	(17)	11/6/2008
	250,000		—		—	$7.50		2/19/2008
	10,000		—		—	$7.00	(18)	6/5/2007
Sharon E. Tetlow,	6,250	(5)	23,750	(5)	—	$6.07		2/7/2016
SVP and Chief Financial Officer	56,250	(6)	93,750	(6)	—	$5.80		6/1/2015
Robert J. Dow, MBChB,	6,250	(7)	23,750	(7)	—	$6.07		2/7/2016
SVP, Medical Affairs and	65,625	(8)	84,375	(8)	—	$4.66		4/29/2015
Chief Medical Officer
Carol C. Grundfest,	13,021	(9)	49,479	(9)	—	$6.07		2/7/2016
SVP, Regulatory Affairs and	20,365	(10)	22,135	(10)	—	$6.73		2/3/2015
Portfolio Management	8,204	(11)	3,046	(11)	—	$14.04		2/2/2014
	85,416	(12)	14,584	(12)	—	$10.76		7/23/2013
Robert H. Tidwell,	6,250	(13)	23,750	(13)	—	$6.07		2/7/2016
SVP, Corporate Development	26,354	(14)	28,646	(14)	—	$6.73		2/3/2015
	29,167	(15)	10,833	(15)	—	$14.04		2/2/2014
	29,375	(16)	625	(16)	—	$9.14		2/4/2013
	50,000		—		—	$11.95		7/24/2012
	22,500		—		—	$15.42		2/7/2012
	10,000		—		—	$19.63		2/6/2011
	100,000		—		—	$30.81		8/31/2010

(1)	Options granted on February 7, 2006. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.

(2)	Options granted on February 3, 2005. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.

(3)	Options granted on February 2, 2004. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.

(4)	Options granted on February 4, 2003. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.

(5)	Options granted on February 7, 2006. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.

(6)	Options granted on June 1, 2005. Twenty-five percent (25%) of the option vested on June 1, 2006 and the remainder vests upon the optionee’s completion of each additional month of service in a series of thirty-six (36) successive equal monthly installments.

(7)	Options granted on February 7, 2006. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.

(8)	Options granted on April 29, 2005. Twenty-five percent (25%) of the option vested on April 29, 2006 and the remainder vests upon the optionee’s completion of each additional month of service in a series of thirty-six (36) successive equal monthly installments.

(9)	Options granted on February 7, 2006. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.

(10)	Options granted on February 3, 2005. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.

(11)	Options granted on February 2, 2004. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.

(12)	Options granted on July 23, 2003. Twenty-five percent (25%) of the option vested on July 23, 2004 and the remainder vests upon the optionee’s completion of each additional month of service in a series of thirty-six (36) successive equal monthly installments.

(13)	Options granted on February 7, 2006. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.

(14)	Options granted on February 3, 2005. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.

(15)	Options granted on February 2, 2004. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.

(16)	Options granted on February 4, 2003. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.

(17)	These options were repriced from various prices and dates on November 6, 1998 to $4.13, which was 100% of the fair market value of the underlying stock on the grant date.

(18)	These options were repriced from various prices and dates on June 5, 1997 to $7.00, which was approximately 120% of the fair market value of the underlying stock on the grant date.

Option Exercises

The following table sets forth certain information with respect to option and stock exercises during the fiscal year ended December 31, 2006 with respect to the named executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized	Acquired on	Realized
	Exercise	on Exercise	Vesting	on Vesting
Name & Principal Position	(#)	($)	(#)	($)

Stephen A. Sherwin, M.D. — CEO and Chairman	—	—	—	—
Sharon E. Tetlow — SVP and CFO	—	—	—	—
Robert J. Dow, MBChB — SVP, Medical Affairs and Chief Medical Officer	—	—	—	—
Carol C. Grundfest — SVP, Regulatory Affairs and Portfolio Management	—	—	—	—
Robert H. Tidwell — SVP, Corporate Development	—	—	—	—

Equity Compensation Plan Table

Information as of December 31, 2006 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table.

(C)
Number of Shares
Remaining Available
for Future Issuance
	(A)		Under Equity
	Number of Shares to	(B)	Incentive Plan
	be Issued Upon	Weighted-Average	(Excluding Shares
	Exercise of	Exercise Price of	Reflected in Column
	Outstanding Options	Outstanding Options	(A))

Equity compensation plans approved by stockholders	5,807,648	$9.22	2,489,669	(1)(2)
Equity compensation plans not approved by stockholders	2,560,818 (3)	$12.02	—

(1)	Includes 2,357,403 shares available under our 2005 Equity Incentive Plan, and 132,266 shares available under our 2002 Employee Stock Purchase Plan.

(2)	Options to purchase 1,242,170 shares of common stock were granted between January 1, 2007 and April 23, 2007, the Record Date, at the fair market value on the date of grant at prices ranging from $3.07 to $4.20.

(3)	Our 2001 Nonstatutory Stock Option Plan, which is not subject to stockholder approval, was adopted in January 2001 by our Board of Directors. The Nonstatutory Stock Option Plan permitted the grant to eligible employees of options to purchase up to 3.5 million shares, most of which have been previously granted. All employees of the Company were eligible to participate, including executive officers and members of our Board of Directors. The Nonstatutory Stock Option Plan was intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Only nonstatutory stock options were granted under the 2001 Nonstatutory Stock Option Plan.

The following table sets forth certain information with respect to our non-employee director compensation during the fiscal year ended December 31, 2006.

Director Compensation Table

						Change in
						Pension
						Value &
	Fees				Non-Equity	Non-qualified
	Earned				Incentive	Deferred
	or Paid	Stock	Option		Plan	Compensation	All Other
Name	in Cash	Awards	Awards(1)		Compensation	Earnings	Compensation		Total

David W. Carter	$23,000	—	$20,346	(2)	—	—	—		$43,346
Nancy M. Crowell	$29,000	—	$20,346	(3)	—	—	—		$49,346
James M. Gower	$20,000	—	$20,346	(4)	—	—	—		$40,346
John T. Potts, Jr., M.D.	$27,000	—	$24,725	(5)	—	—	$25,000	(6)	$76,725
Thomas E. Shenk, Ph.D.	$20,000	—	$31,468	(7)	—	—	$10,000	(8)	$61,468
Eugene L. Step	$31,000	—	$20,346	(9)	—	—	—		$51,346
Inder M. Verma, Ph.D.	$20,000	—	$31,468	(10)	—	—	$10,000	(11)	$61,468
Dennis L. Winger	$29,000	—	$80,676	(12)	—	—	—		$109,676

(1)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs recognized for stock option awards in fiscal 2006 for financial statement reporting purposes as determined pursuant to provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments” (“FAS 123R”). The assumptions used in the calculation of values of option awards are set forth in Note 9 to Consolidated Financial Statements, “Stockholders’ Equity and Stock-Based Compensation” under the section entitled “Employee Stock-Based Compensation Valuation Assumptions” on page 59 of the Company’s Form 10-K for fiscal year 2006 filed with the SEC on March 1, 2007.

(2)	Reflects the compensation cost recognized in fiscal 2006 for an option to purchase 7,500 shares of common stock granted on June 30, 2006 with a grant-date fair value of $20,346. There were 75,000 aggregate option awards outstanding as of December 31, 2006.

(3)	Reflects the compensation cost recognized in fiscal 2006 for an option to purchase 7,500 shares of common stock granted on June 30, 2006 with a grant-date fair value of $20,346. There were 67,500 aggregate option awards outstanding as of December 31, 2006.

(4)	Reflects the compensation cost recognized in fiscal 2006 for an option to purchase 7,500 shares of common stock granted on June 30, 2006 with a grant-date fair value of $20,346. There were 75,000 aggregate option awards outstanding as of December 31, 2006.

(5)	Reflects the compensation cost recognized in fiscal 2006 for options to purchase 7,500 and 2,500 shares of common stock granted on June 30, 2006 and July 31, 2006, respectively, with grant-date fair values of $20,346 and $8,758, respectively. There were 84,000 aggregate option awards outstanding as of December 31, 2006.

(6)	Dr. Potts acted as a liaison between the Board and the Medical Advisory Board, and received an additional $25,000 in Board related fees for this role.

(7)	Reflects the compensation cost recognized in fiscal 2006 for options to purchase 2,500 and 7,500 shares of common stock granted on January 31, 2006 and June 30, 2006, respectively, with grant-date fair values of $11,122 and $20,346, respectively. There were 112,500 aggregate option awards outstanding as of December 31, 2006.

(8)	Dr. Shenk earned $10,000 for providing periodic scientific advice to the Company.

(9)	Reflects the compensation cost recognized in fiscal 2006 for options to purchase 2,500 and 7,500 shares of common stock granted on January 31, 2006 and June 30, 2006 with grant-date fair values of $11,122 and $20,346, respectively. There were 75,000 aggregate option awards outstanding as of December 31, 2006.

(10)	Reflects the compensation cost recognized in fiscal 2006 for an option to purchase 7,500 shares of common stock granted on June 30, 2006 with a grant-date fair value of $20,346. There were 97,500 aggregate option awards outstanding as of December 31, 2006.

(11)	Dr. Verma earned $10,000 for providing periodic scientific advice to the Company.

(12)	Reflects the compensation cost recognized in fiscal 2006 for an option to purchase 7,500 shares of common stock granted on June 30, 2006 with a grant-date fair value of $20,346. There were 45,000 aggregate option awards outstanding as of December 31, 2006.

OTHER INFORMATION

Stock Ownership of Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of the Company as of February 12, 2007 by: (a) each person known to the Company to beneficially own five percent or more of the outstanding shares of our common stock; (b) each of the Company’s directors; (c) each of the Company’s executive officers named in the Summary Compensation Table below; and (d) all current directors and executive officers as a group. Unless otherwise indicated below, the address of each of the individuals named below is: c/o Cell Genesys, Inc., 500 Forbes Boulevard, South San Francisco, California 94080.

	Shares Beneficially	Percentage Beneficially
Name and Address of Beneficial Owner	Owned(1)	Owned(2)

5% Stockholders
Royce & Associates, LLC	4,035,600	6.68%
1414 Avenue of the Americas
New York, NY 10019
Legg Mason Capital Management, Inc.	3,998,825	6.62%
100 Light Street
Baltimore, MD 21202
Kopp Holding Co. LLC(3)	3,457,038	5.72%
7701 France Avenue South, Suite 500
Edina, MN 55435
Renaissance Technologies Corp.	3,420,605	5.66%
800 Third Avenue
New York, NY 10022
Mazama Capital Management, Inc.	3,352,021	5.55%
One Southwest Columbia Street, Suite 1500
Portland, OR 97258
Directors and Executive Officers
Stephen A. Sherwin, M.D.(4)	1,492,034	2.43%
David W. Carter(5)	75,000	*
Nancy M. Crowell(6)	67,500	*
James M. Gower(7)	81,536	*
John T. Potts, Jr., M.D.(8)	106,536	*
Thomas E. Shenk, Ph.D.(9)	139,000	*
Eugene L. Step(10)	105,000	*
Inder M. Verma, Ph.D.(11)	147,196	*
Dennis L. Winger(12)	37,500	*
Robert J. Dow, MBChB(13)	90,000	*
Carol C. Grundfest(14)	146,068	*
Sharon E. Tetlow(15)	83,125	*
Robert H. Tidwell(16)	287,813	*
All current executive officers and directors as a group (18 persons)(17)	3,767,235	5.93%

*	Less than one percent

(1)	The information in this table is based upon information supplied by directors and officers and, in the case of five percent stockholders, upon information contained in Schedules 13G filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table, to the Company’s knowledge, have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Percentage of beneficial ownership is based on 60,427,471 shares of common stock outstanding as of February 12, 2007. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(3)	Based solely on information reported by Kopp Investment Advisors, LLC (“Kopp”) on a Schedule 13G filed with the SEC on January 19, 2007, which reported that Kopp has sole dispositive power with respect to 1,468,900 of the shares, sole voting authority with respect to 3,358,038 of the shares, shared voting power over none of the shares. 2,635,038 shares are held in a fiduciary or representative capacity, and no person individually has an interest that relates to more than five percent of the Company’s common stock.

(4)	Includes 1,045,781 shares subject to options that are exercisable within 60 days after February 12, 2007. Additionally, includes 30,000 shares held in irrevocable trust for Dr. Sherwin’s child, as to which Dr. Sherwin disclaims any beneficial ownership.

(5)	Includes of 75,000 shares subject to options that are exercisable within 60 days after February 12, 2007.

(6)	Includes of 67,500 shares subject to options that are exercisable within 60 days after February 12, 2007.

(7)	Includes 75,000 shares subject to options that are exercisable within 60 days after February 12, 2007.

(8)	Includes 84,000 shares subject to options that are exercisable within 60 days after February 12, 2007. Additionally, includes 16,000 shares held in irrevocable trusts for Dr. Potts’ children, as to which Dr. Potts disclaims any beneficial ownership.

(9)	Includes 115,000 shares subject to options that are exercisable within 60 days after February 12, 2007.

(10)	Includes 75,000 shares subject to options that are exercisable within 60 days after February 12, 2007.

(11)	Includes 100,000 shares subject to options that are exercisable within 60 days after February 12, 2007.

(12)	Includes of 37,500 shares subject to options that are exercisable within 60 days after February 12, 2007.

(13)	Includes 90,000 shares subject to options that are exercisable within 60 days after February 12, 2007.

(14)	Includes of 146,068 shares subject to options that are exercisable within 60 days after February 12, 2007.

(15)	Includes of 80,625 shares subject to options that are exercisable within 60 days after February 12, 2007.

(16)	Includes 287,813 shares subject to options that are exercisable within 60 days after February 12, 2007.

(17)	Includes 3,154,124 shares subject to options that are exercisable within 60 days after February 12, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such executive officers, directors and 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of copies of such forms received by the Company, or written representations from certain reporting persons that no filings on Forms 5 were required for such persons, the Company believes that, during 2006, its executive officers, directors and 10 percent stockholders complied with all applicable Section 16(a) filing requirements.

Policies and Procedures with Respect to Related Party Transactions

The Company’s audit committee charter requires that members of the audit committee, all of whom are independent directors, review and approve or ratify all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common stock;

•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock;

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

On April 25, 2007, the Board approved the Company’s Related Party Transaction Policies and Procedures (the “Policy”),which outlines procedures for approving any material transaction in which the Company and a related party are participants, including any transaction with a related party in which the aggregate amount involved is expected to exceed $120,000.

The Policy provides that the audit committee shall review the material facts of the transaction and either approve or ratify, or disapprove, the transaction, subject to certain exceptions described below. In determining whether to approve or ratify a related party transaction, the audit committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain transactions are deemed to be pre-approved by the audit committee under the terms of the Policy, including:

•	any arrangement relating to executive officer or director compensation (so long as it will be described in the Company’s proxy statement)

•	any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues

•	any charitable contribution by the Company to a charitable organization or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts

•	any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of common stock received the same benefit on a pro rata basis (e.g. dividends)

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids

•	any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services

In addition, the Board has delegated to the chair of the audit committee the authority to pre-approve or ratify, as applicable, any transaction with a related party in which the aggregate amount involved is expected to be less than $1 million.

All related party transactions shall be disclosed in the Company’s applicable filings with the SEC as required under SEC rules.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors (the “Audit Committee”) is composed of Ms. Crowell and Messrs. Step and Winger, none of whom is or has been an officer or employee of the Company. The primary role of the Audit Committee is to provide oversight and monitoring of Company management and the independent registered public accounting firm and their activities with respect to the Company’s financial reporting process. The board of directors has determined that each member of the Audit Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market. The board of directors has adopted a written charter for the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission, including discussing the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, an independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP the registered public accounting firm’s independence from management and the Company.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for the audit. The Audit Committee meets with Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm. This recommendation was based on a variety of factors, including a review of the qualifications of Ernst & Young LLP’s engagement team, as well as Ernst & Young LLP’s reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee considered whether the provision of non-audit services provided by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence and has discussed with Ernst & Young LLP the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The foregoing report has been submitted by the undersigned in our capacity as members of the Audit Committee of the Company’s board of directors.

MEMBERS OF THE AUDIT COMMITTEE AS OF FISCAL YEAR 2006
Nancy M. Crowell
Eugene L. Step
Dennis L. Winger

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the board of directors may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed.

THE BOARD OF DIRECTORS

Dated: April 27, 2007

Appendix A
CELL GENESYS, INC.
2005 EQUITY INCENTIVE PLAN
     1. Purposes of the Plan. The purposes of this Plan are:
•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentives to individuals who perform services to the Company, and

•	to promote the success of the Company’s business.
       The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, SARs, Performance Units, Performance Shares and other stock awards as the Administrator may determine.
     2. Definitions. As used herein, the following definitions will apply:
          (a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
          (b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
          (c) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, SARs, Performance Units, Performance Shares and other stock awards as the Administrator may determine.
          (d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
          (e) “Board” means the Board of Directors of the Company.
          (f) “Cash Position” means as to any Performance Period, the Company’ s level of cash and cash equivalents, including, without limitation, amounts classified for financial reporting purposes as short-term investments and restricted investments.
          (g) “Change in Control” means the occurrence of any of the following events:
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or
               (iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
               (iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

          (h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.
          (i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.
          (j) “Common Stock” means the common stock of the Company.
          (k) “Company” means Cell Genesys, Inc., a Delaware corporation, or any successor thereto.
          (l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.
          (m) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.
          (n) “Director” means a member of the Board.
          (o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
          (p) “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of Shares outstanding and dilutive equivalent Shares deemed outstanding, determined in accordance with U.S. GAAP; provided, however, that if Net Income as to any such Performance Period is a negative amount, then Earnings Per Share means the Company’s or business unit’s Net Income, divided by a weighted average number of Shares outstanding, determined in accordance with U.S. GAAP.
          (q) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
          (r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (s) “Excluded Items” includes, without limitation, (i) incentive compensation, (ii) in-process research and development expenses, (iii) acquisition costs, (iv) compensation expense from equity compensation, (v) operating expenses from acquired businesses, (vi) amortization of acquired intangible assets, and (vii) such other unusual or one-time items as may be identified by the Administrator.
          (t) “Fair Market Value” means, as of any date, the value of Common Stock as the Administrator may determine in good faith.
          (u) “Fiscal Year” means the fiscal year of the Company.
          (v) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
          (w) “Inside Director” means a Director who is an Employee.
          (x) “Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes determined in accordance with U.S. GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.
          (y) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
          (z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
          (aa) “ Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s cash flow generated from operating activities, as reported in the Company’s cash flow statements and calculated in accordance with U.S. GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.
          (bb) “Operating Income” means as to any Performance Period, the Company’s or a business unit’s income from operations determined in accordance with U.S. GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.
          (cc) “Option” means a stock option granted pursuant to the Plan.
          (dd) “Outside Director” means a Director who is not an Employee.
          (ee) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
          (ff) “Participant” means the holder of an outstanding Award.
          (gg) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award granted under the Plan. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Position, (b) Earnings Per Share, (c) Net Income, (d) Operating Cash Flow, (e) Operating Income, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue, (j) Total Shareholder Return, and (k) certain pre-defined corporate milestones related to product development and other business activities. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

          (hh) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.
          (ii) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 9.
          (jj) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 9.
          (kk) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may lapse based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
          (ll) “Plan” means this 2005 Equity Incentive Plan.
          (mm) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
          (nn) “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income divided by average net Company or business unit, as applicable, assets, determined in accordance with U.S. GAAP.
          (oo) “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with U.S. GAAP.
          (pp) “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income divided by the Company’s or the business unit’s, as applicable, Revenue.
          (qq) “Revenue” means as to any Performance Period, the Company’s or business unit’s net sales, determined in accordance with U.S. GAAP.
          (rr) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
          (ss) “Section 16(b)” means Section 16(b) of the Exchange Act.
          (tt) “Service Provider” means an Employee, Director or Consultant.
          (uu) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.
          (vv) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a SAR.
          (ww) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
          (xx) “Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.
          (yy) “U.S. GAAP” means generally accepted accounting principles in the United States.
     3. Stock Subject to the Plan.
          (a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 1,000,000 plus (a) such number of Shares which have been reserved but not issued under the Company’s 1998 Stock Plan (the “1998 Plan”) as of the date the Plan is approved by the stockholders of the Company, plus any Shares returned to the 1998 Plan thereafter as a result of termination of options or repurchase of Shares issued under such plan, (b) such number of Shares which have been reserved but not issued under the Company’s 2001 Nonstatutory Stock Option Plan (the “2001 Plan”) as of the date the Plan is approved by the stockholders of the Company, plus any Shares returned to the 2001 Plan thereafter as a result of termination of options or repurchase of Shares issued under such plan, and (c) such number of Shares which have been reserved but not issued under the Company’s 2001 Director Option Plan (the “2001 Director Plan”) as of the date the Plan is approved by the stockholders of the Company, plus any Shares returned to the 2001 Director Plan thereafter as a result of termination of options or repurchase of Shares issued under such plan. The Shares may be authorized, but unissued, or reacquired Common Stock. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in Shares pursuant to the exercise of an SAR, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of Shares owned by the Participant, the number of Shares available for issuance under the Plan shall be reduced by the gross number of Shares for which the Option is exercised. The Shares may be authorized, but unissued, or reacquired Common Stock.
          (b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full or, with respect to Restricted Stock, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, only Shares actually issued pursuant to an SAR will cease to be available under the Plan; all remaining Shares under SARs will remain available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).
          (c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
     4. Administration of the Plan.
          (a) Procedure.
               (i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
               (ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.
               (iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
               (iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
          (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
               (i) to determine the Fair Market Value;
               (ii) to select the Service Providers to whom Awards may be granted hereunder;
               (iii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;
               (iv) to approve forms of agreement for use under the Plan;
               (v) to modify or amend each Award (subject to Section 19(c) of the Plan). Notwithstanding the previous sentence, the Administrator may not modify or amend an Option or SAR to reduce the exercise price of such Option or SAR after it has been granted (except for adjustments made pursuant to Section 14), unless approved by the Company’s stockholders and neither may the Administrator, without the approval of the Company’s stockholders, cancel any outstanding Option or SAR and immediately replace it with a new Option or SAR with a lower exercise price;
               (vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
               (vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;
               (viii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
               (ix) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine;
               (x) to grant, in addition to the incentives described in Sections 6, 7, 8 and 9 below, other incentives payable in cash or Shares under the Plan as determined by the Administrator to be in the best interests of the Company and subject to any terms and conditions the Administrator deems advisable; and
               (xi) to make all other determinations deemed necessary or advisable for administering the Plan.
          (c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
     5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units, Performance Shares and such stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
     6. Stock Options.
          (a) Limitations.
               (i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
               (ii) The following limitations will apply to grants of Options:

                    (1) No Service Provider will be granted, in any Fiscal Year, Options to purchase more than 500,000 Shares.
                    (2) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 1,500,000 Shares, which will not count against the limit set forth in Section 6(a)(ii)(1) above.
                    (3) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.
                    (4) If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Option, as applicable, will not be counted against the limits set forth in subsections (1) and (2) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option and/or Stock Appreciation Right, as applicable.
                    (5) The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This will include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award.
          (b) Term of Option. The Administrator will determine the term of each Option in its sole discretion. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
          (c) Option Exercise Price and Consideration.
               (i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
                    (1) In the case of an Incentive Stock Option
                         a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.
                         b) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.
                    (2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant.
                    (3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
               (ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
               (iii) Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws.
          (d) Exercise of Option.
               (i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
               An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with an applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.
               (ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
               (iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
               (iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
     7. Restricted Stock.
          (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
          (b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing, during any Fiscal Year no Participant will receive more than an aggregate of 150,000 Shares of Restricted Stock; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 250,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.
          (c) Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
          (d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
          (e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
          (f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
          (g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
          (h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
          (i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).
     8. Stock Appreciation Rights.
          (a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
          (b) Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant will be granted SARs covering more than 500,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted SARs covering up to an additional 1,500,000 Shares.
          (c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan. In the case of a freestanding SAR, the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant. The exercise price of a tandem or affiliated SARs will equal the exercise price of the related Option.
          (d) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
          (e) Expiration of SARs. A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to SARs.
          (f) Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
               (i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
               (ii) The number of Shares with respect to which the SAR is exercised.
At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
     9. Performance Units and Performance Shares.
          (a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, (a) no Participant will receive Performance Units having an initial value greater than $500,000 and (b) no Participant will receive more than 150,000 Performance Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted up to an additional 250,000 Performance Shares.
          (b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
          (c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
               (i) General Performance Objectives. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, or any other basis determined by the Administrator in its discretion.
               (ii) Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may determine that the performance objectives applicable to Performance Units/Shares will be based on the achievement of Performance Goals. The Administrator will set the Performance Goals on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units/Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).
          (d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
          (e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
          (f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
     10. Other Stock Awards. In addition to the incentives described in Sections 6 through 9 above, the Administrator may grant other incentives payable in Shares or cash under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.
     11. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
     12. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
     13. Awards to Outside Directors
          (a) General. Outside Directors will be entitled to receive all types of Awards under this Plan, including discretionary Awards not covered under this Section 13. All grants of Options to Outside Directors pursuant to this Section will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
          (b) Granting of Awards.
               (i) First Option. Each Outside Director who becomes an Outside Director after the effective date of this Plan will be automatically granted a Nonstatutory Stock Option to purchase 30,000 Shares (the “First Option”) on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director will not receive a First Option.
               (ii) Subsequent Option. Each Outside Director will be automatically granted an Option to purchase 7,500 Shares (a “Subsequent Option”) on June 30 of each year provided he or she is then an Outside Director and if, as of such date, he or she shall have served on the Board as an Outside Director for at least the preceding twelve (12) months.
          (c) Terms of Options. The terms of First Options and Subsequent Options granted hereunder will be as follows:
               (i) the term of each Option will be ten (10) years.
               (ii) the exercise price per Share will be 100% of the Fair Market Value per Share on the date of grant. In the event that the date of grant is not a trading day, the exercise price per Share will be the Fair Market Value on the next trading day immediately following the date of grant.
               (iii) 25% of the Shares subject to the First Option will vest twelve (12) months after the date of grant, and 1/48 of the Shares subject to the First Option will vest each month thereafter so that 100% of the Shares subject to the First Option will be vested four (4) years from the grant date, subject to the Outside Director remaining on through each such vesting date.
               (iv) the Subsequent Option shall become exercisable as to 100% of the Shares subject to the Subsequent Option on date of grant, provided that the Outside Director continues to serve as a Director on such date.
          (d) In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased under Awards to exceed the maximum number of shares that may be awarded and sold under the Plan, then the remaining Shares available for grant shall be granted under Options to the Outside Directors on a pro rata basis. No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan through action of the Board or the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Awards previously granted hereunder.
     14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.
          (a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8 and 9.
          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
          (c) Change in Control. In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

          With respect to Awards granted to Outside Directors that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject thereto, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.
          For the purposes of this Section 14(c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
          Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
     15. Tax Withholding
          (a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
          (b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
     16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
     17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
     18. Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.
     19. Amendment and Termination of the Plan.
          (a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
          (b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
     20. Conditions Upon Issuance of Shares.
          (a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
          (b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
          21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.
          22. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

CELL GENESYS, INC.
COMPUTERSHARE
ATTN: DEBRA KELLEY
250 ROYALL STREET
CANTON, MA 02021

AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
51 MERCEDES WAY
EDGEWOOD, NY
11717

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CELL GENESYS, INC.

Vote on Directors

1.	To elect directors to serve until the next annual meeting of stockholders or until their successors are elected.

	Nominees:	01) Stephen A. Sherwin, M.D., 02) David W. Carter,	For	Withhold	For All	To withhold authority to vote for any individual nominee(s) mark “For All Except” and write the number(s), of the nominee(s) on the line below.
		03) Nancy M. Crowell, 04) James M. Gower,	All	All	Except
		05) John T. Potts, Jr., M.D., 06) Thomas E. Shenk, Ph.D.,	☐	☐	☐
07) Eugene L. Step, 08) Inder M. Verma, Ph.D.,
09) Dennis L. Winger

Vote on Proposals		For	Against	Abstain

2.	To amend the 2005 equity incentive plan to increase the number of shares reserved for issuance under the plan.	☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007.	☐	☐	☐

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.	☐	☐	☐

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Please sign this proxy exactly as your name(s) appear(s) hereon. Joint owners should sign personally. An attorney, administrator, trustee, executor, guardian or other person signing in a representative capacity should indicate the name of the corporation and such officer’s capacity.

For address change/comments, please check this box and write them on the back where indicated.	☐
AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION: 51 MERCEDES WAY
EDGEWOOD, NY
11717

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CELL GENESYS, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS

JUNE 19, 2007

     The undersigned stockholder of Cell Genesys, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 27, 2007, and hereby appoints Stephen A. Sherwin, M.D. and Sharon E. Tetlow, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Cell Genesys, Inc. to be held on Tuesday, June 19, 2007 at 10:00 A.M. Pacific Time, at the Company’s offices at 500 Forbes Boulevard, South San Francisco, California 94080, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned is entitled to vote on the matters set forth on the reverse side.

Address Change/Comments:

(If you noted any Address Change/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE
SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE
SIDE